As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

YAHOO! INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction) of incorporation or organization)	(I.R.S. Employer Identification Number)

701 First Avenue

Sunnyvale, California  94089

(Address, including zip code, of Registrant’s Principal Executive Office)

Oddpost, Inc. 2003 Stock Plan

 (Full title of the plan)

Susan Decker

Executive Vice President, Finance and Administration

Chief Financial Officer

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA  94089

(408) 349-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Callahan, Esq.	Steven J. Tonsfeldt, Esq.
General Counsel	Heller Ehrman White & McAuliffe LLP
Yahoo! Inc.	275 Middlefield Road
701 First Avenue	Menlo Park, CA 94025
Sunnyvale, CA 94089	(650) 324-7000
(408) 349-3300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (3)	19,608 Shares	$26.235	$514,415.88	$65.18

(1)           Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 22, 2004, among Registrant, Yodel Acquisition Corp., Oddpost, Inc. and the Representative (as defined in the Merger Agreement), Registrant assumed, effective as of July 9, 2004, all of the outstanding options to purchase Common Stock of Oddpost, Inc. under the Oddpost, Inc. 2003 Stock Plan, and such options became or will become exercisable to purchase shares of Registrant’s Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.  This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 6, 2004.

(3)           This Registration Statement shall also cover the Preferred Stock Purchase Rights associated with the Common Stock.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.*

Item 2.                    Registrant Information and Employee Plan Annual Information.*

*  The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

(c)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(d)           The Registrant’s Current Report on Form 8-K/A, filed with the Commission on January 6, 2004, and Current Reports on Form 8-K filed with the Commission on January 14, 2004, March 26, 2004 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on April 6, 2004 and as further amended by Form 8-K/A (Amendment No. 2) filed with the Commission on May 26, 2004), April 7, 2004 (but only as to the information reported under Item 7 of such Current Report), May 28, 2004, June 30, 2004 and July 7, 2004 (but only as to the information reported under Item 7 of such Current Report).

(e)           The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 12, 1996, as updated by the Registrant’s Current Report on Form 8-K, filed with the Commission on August 11, 2000.

(f)            The description of the Registrant’s preferred stock purchase rights described in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 19, 2001, as amended by Registration Statement on Form 8-A/A, filed with the Commission on April 30, 2004.

All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.                    Description of Securities.  Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

For purposes of this Registration Statement, Heller Ehrman White & McAuliffe LLP is giving its opinion on the validity of the shares being registered.  As of the date of this registration statement, certain attorneys of Heller Ehrman White & McAuliffe LLP own shares of the Registrant’s common stock.

Item 6.                    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Article XII of the Registrant’s amended and restated certificate of incorporation and Article VI of the Registrant’s amended bylaws authorize indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstance permitted by the DGCL.

The Registrant has entered into agreements with its directors and certain officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.  The Registrant maintains liability insurance for the benefit of its officers and directors.

The above discussion of the DGCL and the Registrant’s amended and restated certificate of incorporation, amended bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, amended and restated certificate of incorporation, amended bylaws and indemnification agreements.

Item 7.                    Exemption from Registration Claimed.  Not applicable.

Item 8.                    Exhibits.

Exhibit Number
4.1	Oddpost, Inc. 2003 Stock Plan.

4.2*

Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed with the Commission on July 28, 2000).

4.3*	Amended Bylaws of the Registrant (Incorporated by reference from Exhibit 4.9 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on March 5, 2002).

4.4*

Rights Agreement, dated as of March 15, 2001, between the Registrant and Equiserve Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (Incorporated by reference from Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 19, 2001).

4.5*

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant (Incorporated by reference from Exhibit 4.8 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 4, 2001).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature page hereto).

* Not filed herewith.  Previously filed as noted.

Item 9.                    Undertakings.

The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 9th day of August, 2004.

YAHOO! INC.

By:	/s/ Susan Decker
Susan Decker Executive Vice President, Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry Semel and Susan Decker, and each of them, his or her attorney-in-fact, with full power of substitution in each, to sign any amendments to this Registration Statement, and to file the same and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that the attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Semel	Chairman and Chief Executive Officer (Principal Executive Officer)	August 9, 2004
Terry Semel

/s/ Susan Decker	Executive Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)	August 9, 2004
Susan Decker

/s/ Patricia Cuthbert	Vice President and Corporate Controller (Principal Accounting Officer)	August 9, 2004
Patricia Cuthbert

/s/ Roy Bostock	Director	August 9, 2004
Roy Bostock

/s/ Ronald Burkle	Director	August 9, 2004
Ronald Burkle

/s/ Eric Hippeau	Director	August 9, 2004
Eric Hippeau

/s/ Arthur Kern	Director	August 9, 2004
Arthur Kern

/s/ Robert Kotick	Director	August 9, 2004
Robert Kotick

/s/ Edward Kozel	Director	August 9, 2004
Edward Kozel

/s/ Gary Wilson	Director	August 9, 2004
Gary Wilson

/s/ Jerry Yang	Director	August 9, 2004
Jerry Yang

INDEX TO EXHIBITS

Exhibit Number

4.1	Oddpost, Inc. 2003 Stock Plan.

4.2*

Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed with the Commission on July 28, 2000).

4.3*	Amended Bylaws of the Registrant (Incorporated by reference from Exhibit 4.9 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on March 5, 2002).

4.4*

Rights Agreement, dated as of March 15, 2001, between the Registrant and Equiserve Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (Incorporated by reference from Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 19, 2001).

4.5*

Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant (Incorporated by reference from Exhibit 4.8 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 4, 2001).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature page hereto).

* Not filed herewith.  Previously filed as noted.